CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We hereby consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Wells Fargo Advantage Absolute Return Fund, a series of the Wells Fargo Advantage Allocation Funds.

/s/ KPMG

Boston, Massachusetts

October 28, 2014